EXHIBIT 99.1

“USA Equities Corp (USAQ), Announces Revenues of $120,000 for the 4th Quarter of 2020 and Projects Revenues in excess of $300,000 for the 1st Quarter of 2021

WEST PALM BEACH, FL – (December 30, 2020) – USA EQUITIES CORP. (OTCQB: USAQ) (the “Company,” “we,” or “our”) announced today that its revenues for the fourth quarter of 2020 would be approximately $120,000 and that its revenues would exceed $300,000 in the first quarter of 2021.

We introduced our QHSLab, Software as a Service (SaaS) platform, to 159 medical practices in June 2020. Through September, physicians in these practices provided 374 allergy patients with a QHSLab-generated allergen immunotherapy prescription, generating an estimated $664,608 in revenue for these physicians’ practices. In November, building on the capabilities of our QHSLab, we began shipping allergy diagnostic related products and immunotherapy treatments to these physicians in response to their requests based upon courses of treatment recommended for their patients by QHSLab. Our revenue in the fourth quarter will be $120,000 as a result of these sales. Based upon orders in hand and reasonably anticipated, revenues from our allergy diagnostic test kits and treatment programs should exceed $300,000 in the first quarter of 2021. Revenues from this program should continue to increase thereafter as we increase the number of physicians and medical practices utilizing QHSLab.

Based on our QHSLab allergy treatment system’s success, we intend to increase our revenues by charging physicians a monthly subscription fee for the use of QHSLab. USAQ plans to introduce these physicians to additional point of care diagnostic, digital medicine, and treatments that our physician clients can use and prescribe. They will be paid under existing government and private insurance programs, based upon analyses conducted utilizing QHSLab.

The revenues we generated in the fourth quarter of 2020 and anticipated revenue in the first quarter of 2021 far exceed the revenue levels assumed by the equity research firm, Litchfield Hills Research, when it released its first analyst coverage report on USAQ. Litchfield Hills continue to rate our stock as a “buy” under its three-tiered rating system, with a target price of $5.00 per share.

About USA Equities Corp (OTCQB: USAQ)

On December 20, 2019 USA Equities Corp completed a share exchange whereby it acquired Medical Practice Income, Inc. (MPI). The Company is focused on value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine. The Company’s products are intended to allow the general practice physician to increase his revenues by cost effectively diagnosing and treating chronic diseases generally referred to specialists. The Company’s products and information service portfolio are directed towards prevention, early detection, management, and reversal of cardio-metabolic and other chronic diseases. Our principal objectives are to develop proprietary software tools, devices, and approaches, providing more granular, timely, and specific clinical decision-making information for practicing physicians and other health care providers to address todays obese, diabetic and cardiovascular disease population. The Company is located in West Palm Beach, Florida. For more information, visit www.MedicalPracticeIncome.com/discover ..

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:
Olivia Giamanco
USA Equities Corp
(929) 379-6503
admin@medicalpracticeincome.com